Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT)

THE LENDERS PARTY HERETO
(AS LENDERS)

WITH

AUTOWEB, INC.
AND EACH PERSON JOINED HERETO AS
A BORROWER FROM TIME TO TIME
(AS BORROWERS)

AND

CAR.COM, INC.
AUTOBYTEL, INC.
AW GUA USA, INC.
AND EACH PERSON JOINED HERETO AS
A GUARANTOR FROM TIME TO TIME
(AS GUARANTORS)

APRIL 30, 2019

-i-

IV.	COLLATERAL: GENERAL TERMS	54
4.1.	Security Interest in the Collateral	54
4.2.	Perfection of Security Interest	55
4.3.	Preservation of Collateral	55
4.4.	Ownership and Location of Collateral	55
4.5.	Defense of Agent’s and Lenders’ Interests	56
4.6.	Inspection of Premises	56
4.7.	Reserved	56
4.8.	Receivables; Deposit Accounts and Securities Accounts	56
4.9.	Reserved	58
4.10.	Maintenance of Equipment	58
4.11.	Exculpation of Liability	59
4.12.	Financing Statements	59
4.13.	Investment Property Collateral	59
V.	REPRESENTATIONS AND WARRANTIES	60
5.1.	Authority	60
5.2.	Formation and Qualification	60
5.3.	Survival of Representations and Warranties	60
5.4.	Tax Returns	61
5.5.	Financial Statements	61
5.6.	Entity Names	61
5.7.	O.S.H.A. Environmental Compliance; Flood Insurance	62
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	62
5.9.	Intellectual Property	63
5.10.	Licenses and Permits	64
5.11.	Reserved	64
5.12.	No Default	64
5.13.	No Burdensome Restrictions	64
5.14.	No Labor Disputes	64
5.15.	Margin Regulations	64
5.16.	Investment Company Act	64
5.17.	Swaps	64
5.18.	Business and Property of the Loan Parties	64
5.19.	Ineligible Securities	64
5.20.	Federal Securities Laws	64
5.21.	Equity Interests	65
5.22.	Commercial Tort Claims	65
5.23.	Letter of Credit Rights	65
5.24.	Material Contracts	65
5.26	Disclosure	65

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VI.	AFFIRMATIVE COVENANTS	62
6.1.	Compliance with Laws	62
6.2.	Conduct of Business and Maintenance of Existence and Assets	62
6.3.	Books and Records	66
6.4.	Payment of Taxes	66
6.5.	Financial Covenants	66
6.6.	Insurance	67
6.7.	Payment of Indebtedness and Leasehold Obligations	67
6.8.	Environmental Matters	68
6.9.	Standards of Financial Statements	68
6.10.	Federal Securities Laws	68
6.11.	Execution of Supplemental Instruments	68
6.12.	Pledged Cash	68
6.13.	Guatemalan Subsidiary Cash Restrictions	68
6.14.	Keepwell	68
6.15.	Deposit Accounts	69
6.16.	Post-Closing Covenants	69
VII.	NEGATIVE COVENANTS	69
7.1.	Merger, Consolidation, Acquisition and Sale of Assets	69
7.2.	Creation of Liens	70
7.3.	Guarantees	70
7.4.	Investments	70
7.5.	Loans	70
7.6.	Capital Expenditures	70
7.7.	Dividends and Distributions	70
7.8.	Indebtedness	70
7.9.	Nature of Business	70
7.10.	Transactions with Affiliates	70
7.11.	Leases	70
7.12.	Subsidiaries	71
7.13.	Fiscal Year and Accounting Changes	71
7.14.	Pledge of Credit	71
7.15.	Amendment of Organizational Documents	71
7.16.	Compliance with ERISA	71
7.17.	Prepayment of Indebtedness	72
7.18.	Division	72
7.19.	Locations	72
VIII.	CONDITIONS PRECEDENT	72
8.1.	Conditions to Initial Advances	72
8.2.	Conditions to Each Advance	74

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IX.	INFORMATION AS TO THE LOAN PARTIES	75
9.1.	Disclosure of Material Matters	75
9.2.	Schedules	75
9.3.	[Reserved]	75
9.4.	Litigation	76
9.5.	Material Occurrences	76
9.6.	Government Receivables	76
9.7.	Annual Financial Statements	76
9.8.	Quarterly Financial Statements	76
9.9.	Monthly Financial Statements	76
9.10.	Other Reports	77
9.11.	Additional Information	77
9.12.	Projected Operating Budget	77
9.13.	Variances From Operating Budget	77
9.14.	Notice of Suits, Adverse Events	77
9.15.	ERISA Notices and Requests	78
9.16.	Additional Documents	78
9.17.	Updates to Disclosure Schedule	78
X.	EVENTS OF DEFAULT	78
10.1.	Nonpayment	78
10.2.	Breach of Representation	79
10.3.	Financial Information	79
10.4.	Judicial Actions	79
10.5.	Noncompliance	79
10.6.	Judgments	79
10.7.	Bankruptcy	79
10.8.	Reserved	79
10.9.	Lien Priority	79
10.10.	Reserved	79
10.11.	Cross Default	80
10.12.	Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement	80
10.13.	Change of Control	80
10.14.	Invalidity	80
10.15.	Seizures	80
10.16.	Reserved	80
10.17.	Pension Plans	80
10.18.	Anti-Terrorism Laws	80
XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	81
11.1.	Rights and Remedies	81
11.2.	Agent’s Discretion	83
11.3.	Setoff	83
11.4.	Rights and Remedies not Exclusive	83
11.5.	Allocation of Payments After Event of Default	83

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XII.	WAIVERS AND JUDICIAL PROCEEDINGS	84
12.1.	Waiver of Notice	84
12.2.	Delay	84
12.3.	Jury Waiver	85
XIII.	EFFECTIVE DATE AND TERMINATION	85
13.1.	Term	85
13.2.	Termination	85
XIV.	REGARDING AGENT	85
14.1.	Appointment	85
14.2.	Nature of Duties	86
14.3.	Lack of Reliance on Agent	86
14.4.	Resignation of Agent; Successor Agent	87
14.5.	Certain Rights of Agent	87
14.6.	Reliance	87
14.7.	Notice of Default	87
14.8.	Indemnification	88
14.9.	Agent in its Individual Capacity	88
14.10.	Delivery of Documents	88
14.11.	Loan Parties Undertaking to Agent	88
14.12.	No Reliance on Agent’s Customer Identification Program	88
14.13.	Other Agreements	88
XV.	BORROWING AGENCY	89
15.1.	Borrowing Agency Provisions	89
15.2.	Waiver of Subrogation	89
XVI.	MISCELLANEOUS	90
16.1.	Governing Law; Judicial Reference; California Specific Waivers	90
16.2.	Entire Understanding	92
16.3.	Successors and Assigns; Participations; New Lenders	95
16.4.	Application of Payments	97
16.5.	Indemnity	98
16.6.	Notice	99
16.7.	Survival	100
16.8.	Severability	100
16.9.	Expenses	100
16.10.	Injunctive Relief	100
16.11.	Consequential Damages	100
16.12.	Captions	100
16.13.	Counterparts; Facsimile Signatures	100
16.14.	Construction	100
16.15.	Confidentiality; Sharing Information	101
16.16.	Publicity	101
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	101
16.18.	Anti-Terrorism Laws	102
16.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	102
XVII.	GUARANTY	102
17.1.	Guaranty	102
17.2.	Waivers	103
17.3.	No Defense	103
17.4.	Guaranty of Payment	103
17.5.	Liabilities Absolute	103
17.6.	Waiver of Notice	104
17.7.	Agent’s Discretion	104
17.8.	Reinstatement	104

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)	Form of Borrowing Base Certificate
Exhibit 1.2(b)	Form of Compliance Certificate
Exhibit 2.1	Form of Revolving Credit Note
Exhibit 2.4	Form of Swing Loan Note
Exhibit 3.10	Forms of US Tax Compliance Certificates
Exhibit 8.1(b)	Form of Financial Condition Certificate
Exhibit 16.3	Form of Commitment Transfer Supplement

Schedules

Schedule 1.1	Commitments

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REVOLVING CREDIT
AND
SECURITY AGREEMENT

Revolving Credit and Security Agreement, dated as of April 30, 2019, by and among AUTOWEB, INC., a Delaware corporation (“AutoWeb”, and together with each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), CAR.COM, INC., a Delaware corporation (“Car.com”), AUTOBYTEL, INC., a Delaware corporation (“Autobytel”), AW GUA USA, INC., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each Person joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party hereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings set forth herein, the Loan Parties, Lenders and Agent hereby agree as follows:

I.  DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP, consistently applied. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations and Agent or Borrowing Agent so request, Agent and the Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and the Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Advance Rates” shall mean the advance rates in respect of Eligible Receivables set forth in Section 2.1(a) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of “Overnight Bank Funding Rate”.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, modified, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Facility Fee Percentage” shall mean (a) as of the Closing Date and through and including June 30, 2019, an amount equal to 1.50%, and (b) effective as of July 1, 2019 and on the first day of each fiscal quarter thereafter (each an “Applicable Facility Fee Percentage Adjustment Date”), the Applicable Facility Fee Percentage shall be adjusted, if necessary, to the applicable percentage per annum set forth in the table below corresponding to the Quarterly Average Borrowings for the most recently completed fiscal quarter prior to the Applicable Facility Fee Percentage Adjustment Date:

Level	Quarterly Average Borrowings	Applicable Facility Fee Percentage	Applicable Default Facility Fee Percentage
1	$0	1.50%	2.50%
2	Greater than $0 but less than $5,000,000	1.25%	2.25%
3	Greater than or equal to $5,000,000 but less than $10,000,000	1.00%	1.50%
4	Greater than or equal to $10,000,000	0.50%	1.00%

Notwithstanding anything to the contrary set forth herein, immediately and automatically upon the occurrence of an Event of Default, each Applicable Facility Fee Percentage shall increase to the amount specified in the table set forth above under the heading “Applicable Default Facility Fee Percentage” and shall continue at such percentage until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement.

“Applicable Margin” shall mean (a) an amount equal to two percent (2%) for (i) Revolving Advances consisting of Domestic Rate Loans and (ii) Swing Loans, and (b) an amount equal to three percent (3%) for Revolving Advances consisting of LIBOR Rate Loans.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Autobytel” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“AutoWeb” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“AW GUA USA” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 44 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the Bail-In Legislation Schedule.

“Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Banks” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean AutoWeb.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by the Chief Executive Officer, Chief Financial Officer or Controller of Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date set forth therein.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Loan Party owing to any of the Secured Parties shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the voting Equity Interests of AutoWeb; (b) during any period of 12 consecutive months, a majority of the members of the board of directors of AutoWeb cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; and (c) any merger, consolidation or sale of substantially all of the property or assets of any Loan Party other than as permitted by this Agreement.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Subsidiaries or Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all Equipment and fixtures;

(c) all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, Investment Property, and financial assets;

(f) all Pledged Cash;

(g) all contract rights, rights of payment which have been earned under any contract, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (g) of this definition; and

(i) all proceeds and products of the property described in clauses (a) through and including (h) of this definition, in whatever form.

It is the intention of the parties hereto that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against the Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

“Commitments” shall mean the Revolving Commitments.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes all or a portion of the right, title and interest of the assigning Lender in respect of the outstanding Revolving Advances and Letters of Credit and such assigning Lender’s Revolving Commitments hereunder.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Executive Officer, Chief Financial Officer or Controller of Borrowing Agent, which compliance certificate shall contain updates to the Disclosure Schedule as provided by Section 9.17 hereto.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and binding orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated Basis” shall mean, with respect to the Borrowers or the Loan Parties, as the context shall require, the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries or the Loan Parties and their respective Subsidiaries.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, any Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Loan Parties or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) hereof with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(c) hereof.

“Disclosure Schedule” shall mean the disclosure letter delivered by Loan Parties to Agent on the Closing Date, as updated pursuant to Section 9.17 hereof; it being understood that the information disclosed in one section of the Disclosure Schedule is deemed to be included in each other section of the Disclosure Schedule in which the relevance of such information would be readily apparent on the face thereof.

“Disposition” shall mean, with respect to any particular property or asset (other than cash or Cash Equivalents), the sale, lease, license, exchange, transfer or other disposition of such property or asset, and to “Dispose” of any particular property or asset shall mean to sell, lease, license, exchange, transfer or otherwise dispose of such property or asset.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days following the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date which is 91 days following the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any Person for any period of determination, the sum of (a) net income (or loss) of such Person for such period (excluding extraordinary gains and losses), plus (b) all Interest Expense of such Person for such period, plus (c) all charges against income of such Person for such period for federal, state and local taxes, plus (d) all depreciation expenses of such Person for such period, plus (e) all amortization expenses of such Person for such period, plus (f) non-cash losses for such period, minus (g) non-cash gains for such period, plus (h) all non-cash stock compensation expense of such Person for such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Documents to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Insured Foreign Receivables” shall mean each Receivable of a Borrower arising in the Ordinary Course of Business that (a) would be an Eligible Receivable but for clause (g) of the definition of “Eligible Receivables” and (b) is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).

“Eligible Receivables” shall mean and include each Receivable of a Borrower arising in the Ordinary Course of Business unless:

(a)
such Receivable arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)
such Receivable is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c)
such Receivable is due from a Customer with respect to which fifty percent (50%) or more of the Receivables owing from such Customer are not deemed Eligible Receivables hereunder (as such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time pursuant to Section 2.1(b) hereof);

(d)
such Receivable is not subject to Agent’s first priority perfected Lien or is subject to any other Liens (other than Permitted Encumbrances);

(e)
any covenant, representation or warranty set forth in this Agreement with respect to such Receivable has been breached in any material respect;

(f)
such Receivable is due from a Customer with respect to which an Insolvency Event shall have occurred;

(g)
the sale giving rise to such Receivable is to a Customer outside the continental United States of America or a province of Canada that has not adopted the Personal Property Security Act of Canada, unless such sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion or such Receivable constitutes an Eligible Insured Foreign Receivable;

(h)
the sale giving rise to such Receivable is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis with the applicable Customer or is evidenced by chattel paper;

(i)
Agent believes, in its sole discretion, that the ability of Agent to collect such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(j)
such Receivable is due from a Customer which is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(k)
the goods giving rise to such Receivable have not been delivered to and accepted by the Customer, the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or such Receivable otherwise does not represent a final sale;

(l)
the Receivables of the Customer from which such Receivable is owing exceeds the credit limit determined by Agent in its Permitted Discretion pursuant to Section 2.1(b) hereof, to the extent such Receivable exceeds such limit;

(m)
such Receivable is subject to any offset, deduction, defense, dispute, credit or counterclaim (because, among other reasons, the Customer is also a creditor or supplier of a Borrower) or the Receivable is contingent in any respect or for any reason (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, dispute, credit or counterclaim or contingency);

(n)
the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o)
such Receivable is not payable to a Borrower;

(p)
such Receivable is not evidenced by an invoice or other documentary evidence issued or prepared by the Borrower in the Ordinary Course of Business (or otherwise satisfactory to Agent in its Permitted Discretion); or

(q)
such Receivable is not otherwise satisfactory to Agent as determined by Agent in its Permitted Discretion based on such considerations as Agent may from time to time deem appropriate in accordance with Section 2.1(b) hereof.

“Eligible Unbilled Receivables” shall mean and include each Receivable of a Borrower arising in the Ordinary Course of Business that (a) would be an Eligible Receivable but for clause (p) of the definition of “Eligible Receivables” and (b) shall become a standard billed Receivable in the Ordinary Course of Business pursuant to an invoice or other documentary evidence issued or prepared by the Borrower in the Ordinary Course of Business (or otherwise satisfactory to Agent in its Permitted Discretion) within thirty (30) days after the date of completion of the services or the delivery of the goods giving rise to such Receivable.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equipment” shall have the meaning given to the term “equipment” in the Uniform Commercial Code.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “Equity Issuer”) or under the Applicable Laws of such Equity Issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular actions by the applicable Equity Issuer; (iii) all management rights with respect to such Equity Issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable Equity Issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable Equity Issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, managers, general partners or managing members of such Equity Issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable Equity Issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such Equity Issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) any deposit account where the balance thereof does not exceed $20,000 at any one time, provided that the aggregate amount on deposit in all such accounts does not exceed $100,000 at any one time and (b) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of the Loan Parties or any of their Subsidiaries.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any Other Document to the contrary, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Loan Parties Loan Parties, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (a) any Equity Interest that is not Subsidiary Stock and (b) any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clauses (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto.

“Excluded Taxes” shall mean any of the following Taxes on or with respect to Agent, any Lender, Swing Loan Lender, any Issuer or any other recipient or required to be withheld or deducted from a payment to any such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquired such interest in the Advance or Commitment (other than pursuant to an assignment request pursuant by the Borrowers pursuant to Section 3.11 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.10(g) hereof, or (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

 “Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s overnight federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was determined.

“Fee Letter” shall mean the fee letter, dated as of the Closing Date, among Borrowers and Agent.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Loan Parties are resident for income Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance reasonably satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, including Article XVII hereof.

“Guatemalan Subsidiary” shall mean AW GUA, Limitada, a sociedad de responsabilidad limitada formed under the laws of Guatemala.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean the Interest Rate Hedge Liabilities.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Other Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Interest Expense” shall mean, for any Person for any period, the aggregate interest expense of such Person for such period, determined in accordance with GAAP.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

 “Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.

“Issuer” shall mean (a) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (b) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, binding opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on the Disclosure Schedule.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a permitted transferee, successor or assign of any Lender. For the purposes of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of “LIBOR Rate”.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error) or (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2(i) hereof, a comparable replacement rate determined in accordance with Section 3.8.2 hereof), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), encumbrance, preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under any capital lease (or financing lease having substantially the same economic effect as any of the foregoing), and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement in form and substance reasonably satisfactory to Agent which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time.

“Loan Party” or “Loan Parties” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of the Loan Parties, taken as a whole, (b) any Loan Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms hereof or (c) Agent’s and each Lender’s rights, remedies and benefits under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Maximum Revolving Advance Amount” shall mean $25,000,000.

“Maximum Swing Loan Advance Amount” shall mean $0.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean: (a) with respect to any Disposition of Collateral (other than Equity Interests), by any Loan Party or any of its Subsidiaries, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by such Loan Party or Subsidiary pursuant to such Disposition net of (i) the reasonable direct costs related to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documents relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to any Loan Party), (iii) Taxes paid or reasonably estimated by any Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iv) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Encumbrance prior to the Lien of Agent on the asset subject to such Disposition, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and (b) with respect to the Disposition of Equity Interests or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received by such Loan Party or Subsidiary in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or Subsidiary in connection therewith.

“Non-Defaulting Lender” shall mean, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all Advances and Swing Loans and all loans, advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party to Issuers, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of any Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party in connection therewith and any indemnification obligations payable by any Loan Party arising or payable after maturity thereof, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), arising under this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges and any Cash Management Products and Services, whether direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, (i) any and all of any Loan Party’s Indebtedness under this Agreement or the Other Documents, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date or as permitted by Section 7.9 hereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Notes, the Fee Letter, the Pledged Cash Agreement, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, the Disclosure Schedule, any agreement providing a Lender-Provided Interest Rate Hedge, any agreement with respect to Cash Management Products and Services, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other agreements, documents or instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing, other excise or property Taxes or similar Taxes, charges or similar levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(d) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as set forth above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, more than fifty percent (50%) of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Revolving Lender to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Conditions” shall mean, with respect to any proposed Permitted Acquisition and any proposed investment under clauses (b)(i) and (b)(ii) of the definition of “Permitted Investments” that, at the time of and after giving effect to such transaction (and to any Advances being requested and/or other Indebtedness being incurred or assumed to fund any portion of such transaction): (a) the Borrowers and their Subsidiaries shall have maintained minimum EBITDA of at least $10,000,000 when measured for one of the following periods: (i) the 6-month period ending December 31, 2019, (ii) the 9-month period ending March 31, 2020, (iii) the 12-month period ending June 30, 2020 or (iv) any 12-month period as of the end of any quarter ending thereafter, as demonstrated by a Compliance Certificate delivered in accordance with Section 9.8 hereof; (b) the Borrowers shall have Undrawn Availability of not less than $7,500,000; (c) the Loan Parties shall have delivered to Agent (i) a pro forma balance sheet, pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such transaction on a pro forma basis, the Borrowers and their Subsidiaries are in compliance with the financial covenant set forth in Section 6.5 hereof for the most recently completed period of four (4) consecutive fiscal quarters, or other applicable period as set forth in Section 6.5, for which the financial statements and Compliance Certificate required by Section 9.8 hereof, have been or were required to have been delivered; and (d) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such transaction. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in any proposed Permitted Acquisitions shall be included in the Formula Amount on the date of closing of any such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (i) of the definition of “Permitted Acquisitions” and so long as such assets satisfy the applicable eligibility criteria.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, the payment and satisfaction in full of all of the Obligations (other than contingent indemnification liabilities for which a claim has not been made) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 105% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute Payment in Full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute Payment in Full of such Obligations. Notwithstanding the foregoing, in the event that, after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “Target”) so long as: (a) at the time of any such acquisition, the Payment Conditions are satisfied; (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of all such acquisitions do not exceed (i) $5,000,000 in the aggregate in any fiscal year and (ii) $10,000,000 in the aggregate during the Term; (c) with respect to the acquisition of Equity Interests, the Target shall (i) have a positive EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, (ii) be added as a Borrower or a Guarantor (as Agent shall determine in its Permitted Discretion) and be jointly and severally liable for all Obligations, and (iii) grant to Agent a first priority Lien (subject to Permitted Encumbrances) in all assets of the Target; (d) the Target or assets acquired are used or useful in the Borrowers’ Ordinary Course of Business; (e) Agent shall have received a first priority Lien in all acquired assets or Equity Interests which do not constitute Excluded Property, subject to documentation reasonably satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the Target shall have duly approved the acquisition; (g) the Loan Parties shall have delivered to Agent financial statements of the acquired entity for the two (2) most recent fiscal years then ended, in form and substance reasonably acceptable to Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such acquisition; and (i) no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.

“Permitted Affiliate Transactions” shall mean (a) any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party, so long as such indemnity has been approved by the board of directors of such Loan Party accordance with applicable law, (b) the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers and outside directors of such Loan Party in the Ordinary Course of Business and consistent with industry practice, so long as such payment has been approved by the board of directors of such Loan Party in accordance with applicable law, (c) transactions contemplated by the Services Agreement dated as of June 1, 2016, by and between the Guatemalan Subsidiary and Autobytel, (d) transactions contemplated by the Office Services Contract, as amended, dated as of June 1, 2016, by and between the Guatemalan Subsidiary and Soluciones AW, S.A. and (e) Permitted Indebtedness, Permitted Investments, Permitted Loans and transactions permitted by Section 7.1 hereof; provided, however, that the foregoing transactions permitted under this clause (e) as between the Loan Parties, or any of them, and the Guatemalan Subsidiary shall be limited to the transactions permitted under clause (g) of the definition of Permitted Indebtedness, clauses (a)(iv)(A) and (a)(v)(B) of the definition of Permitted Investments, clause (d)(ii) of the definition of Permitted Loans and clause (b)(viii)(B) of Section 7.1 hereof.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) if an Event of Default has occurred and is continuing, a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of the Secured Parties, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such lien shall not encumber any other property of any Loan Party and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.6 hereof; (h) other Liens incidental to the conduct of any Loan Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Loan Party’s property or assets or which do not materially impair the use thereof in the operation of any Loan Party’s business; (i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of the Loan Parties; (j) Liens (i) of a collecting bank arising under applicable law on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry; (k) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the Ordinary Course of Business; (l) leases, licenses, subleases or sublicenses granted to others in the Ordinary Course of Business that do not (i) interfere in any material respect with the ordinary conduct of the business of Loan Parties, or (ii) secure any Indebtedness; and (m) Liens existing on the Closing Date and listed on the Disclosure Schedule; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Closing Date.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.6 hereof or Leases permitted by Section 7.11 hereof; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness on the Closing Date listed on the Disclosure Schedule and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; (e) Interest Rate Hedges that are not prohibited by this Agreement; (f) Indebtedness arising from Permitted Loans; (g) Indebtedness owing to a Subsidiary of a Loan Party that is not a Loan Party in an amount not to exceed $300,000 outstanding at any time; (h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; and (i) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business.

“Permitted Investments” shall mean investments in: (a) (i) Cash Equivalents; (ii) Permitted Acquisitions; (iii) Permitted Loans; (iv) (A) investments in Subsidiaries in existence on the Closing Date, and (B) other investments in existence on the Closing Date and identified on the Disclosure Schedule, and any refinancing, refunding, renewal or extension of any such investment that does not increase the amount thereof; (v) investments (A) in a Loan Party and (B) in a Subsidiary of a Loan Party that is not a Loan Party in an amount not to exceed, when taken together with Permitted Loans under clause (d)(ii) of the definition thereof and permitted transfers of assets under Section 7.1(b)(viii)(B), $300,000 in the aggregate during the Term; (vi) investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; (b) so long as the Payment Conditions are satisfied, investments in a Person that is not a Subsidiary so long as the total consideration for such investments (together with Permitted Loans under clause (c) of the definition thereof), shall not exceed $5,000,000 in the aggregate during the Term; and (c) other investments not exceeding $100,000 during the Term.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customers in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms, (b) advances to officers, directors and employees of Loan Parties in an aggregate amount not exceeding $300,000 at any time outstanding, for travel, entertainment, relocation and similar ordinary business purposes, (c) so long as the Payment Conditions are satisfied, the purchase of convertible notes in a Person that is not a Subsidiary so long as the total consideration for such convertible notes (together with Permitted Investments under clause (b) of the definition thereof) shall not exceed $5,000,000 in the aggregate during the Term and (d) intercompany loans (i) to a Loan Party and (ii) to a Subsidiary of a Loan Party that is not a Loan Party in an amount not to exceed, when taken together with Permitted Investments under clause (a)(v)(B) of the definition thereof and permitted transfers of assets under Section 7.1(b)(viii)(B), $300,000 outstanding at any time, so long as, in each case, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by the Loan Parties) on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note to the prior Payment in Full of all of the Obligations) reasonably acceptable to Agent in its sole discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable the Loan Parties that are the payees on such note.

“Permitted Minority Investment Dispositions” shall mean (a) the sale by AutoWeb of the Equity Interests issued by GoMoto and/or (b) the sale by AutoWeb of the Equity Interests issued by AdGreetz.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean that certain Collateral Pledge Agreement, dated as of the Closing Date, by AutoWeb and Autobytel in favor of Agent, and any other pledge agreements executed and delivered by any other Person subsequent to the Closing Date to secure the Obligations.

“Pledged Cash” shall mean all cash pledged to Agent pursuant to the terms of the Pledge Cash Agreement.

“Pledged Cash Agreement” shall mean that certain Pledge Agreement (Bank Deposits) executed by AutoWeb in favor of Agent dated as of the Closing Date.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any material assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(e) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Quarterly Average Borrowings” shall mean, for any period, the (i) sum of the Usage Amount for each day during such period divided by (ii) the number of days during such period.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.

“Real Property” shall mean all of the real property owned, leased or operated by any Loan Party on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, all drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all of the Commitments, the sum of the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserves” shall mean, on any date of determination, reserves established by Agent from time to against the Maximum Revolving Advance Amount or the Formula Amount in an amount equal to, without duplication, (a) the aggregate amount of past due rent, fees or other charges owing at such time by any Loan Party to any landlord of any premises where any of such Loan Party’s books and records relating to the Collateral are located, (b) if a Landlord Waiver Agreement is not delivered in accordance with Section 7.19 hereof for a premises where a Loan Party’s books and records relating to the Collateral are located, an amount equal to no more than three months of scheduled rent, fees or other charges for such premises, (c) any amounts which any Loan Party is obligated to pay pursuant to the provisions of this Agreement or any Other Document that Agent elects to pay for the account of such Loan Party in accordance with authority contained in this Agreement or any Other Document but only to the extent that such payment has not been made with a Revolving Advance or other extension of credit hereunder and (d) other amounts pursuant to reserves Agent deems reasonably proper and necessary in its Permitted Discretion pursuant to Section 2.1(b) hereof.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean as to any Lender, the amount of such Lender’s Revolving Commitment, as such Revolving Commitment may be increased or reduced from time to time pursuant to Section 16.3(c) hereof. The Revolving Commitment Amount of the Lenders as of the Closing Date is set forth opposite such Lender’s name on Schedule 1.1 hereto.

“Revolving Commitment Percentage” shall mean, as of any date of determination with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment Amount on such date to the Revolving Commitment Amounts of all Lenders on such date.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Domestic Rate Loans and Swing Loans plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for LIBOR Rate Loans plus the LIBOR Rate.

“Revolving Lender” shall mean each Lender holding a Revolving Commitment.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuers, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

 “Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 65% (or such greater percentage that will not cause any material adverse U.S. federal, state or local income Tax consequences to a Loan Party) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on any Real Property owned or leased by any Loan Party (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean the transactions under or contemplated by this Agreement, the Other Documents.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the outstanding amount of Revolving Advances, minus (c) the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (d) the sum of (i) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (ii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, Capital Expenditures funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, amended, modified, supplemented, renewed, extended or replaced.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Usage Amount” shall have the meaning set forth in Section 3.3(b) hereof.

“Withholding Agent” means any Loan Party and Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or subsection. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or “to the best of the Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of an executive officer of any Loan Party or (ii) the knowledge that an executive officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Revolving Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder or (y) an amount equal to the result of the following (hereinafter, the “Formula Amount”):

(i) the sum of (a) up to 85% of Eligible Receivables, plus (b) up to the lesser of (1) 80% of Eligible Unbilled Receivables and (2) $10,000,000, minus

(ii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iii) Reserves established hereunder.

At the request of any Lender, the Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a) hereto.

(b) Discretionary Rights. From time to time in its Permitted Discretion, Agent may (i) increase or decrease the Advance Rates, (ii) establish Reserves, (iii) increase or decrease the percentages set forth in clause (b) of the definition of “Eligible Receivables,” (iv) establish credit limits for a Customer pursuant to clause (l) of the definition of “Eligible Receivables” and (v) otherwise establish criteria for Eligible Receivables as set forth in clause (q) of the definition of “Eligible Receivables.” Each Borrower consents to any such increases or decreases, Reserves, credit limits and other criteria and acknowledges that such actions may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default or Default, Agent shall give Borrowing Agent as much prior written notice as is possible, but no less than five (5) days, of its intention to take any of the actions described in the first sentence of this Section 2.1(b), along with a description of such actions. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b) hereof.

2.2. Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable. If the Borrowers enter into a separate written agreement with Agent regarding Agent’s auto-advance service, then each Advance made pursuant to such service (including Advances made for the payment of interest, fees, charges or obligations) shall be deemed an irrevocable request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such auto-advance is made.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $3,000,000 and in integral multiples of $1,000,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of the Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e) below, there shall not be outstanding more than four (4) LIBOR Rate Loans, in the aggregate at any time.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) above or by its notice of conversion given to Agent pursuant to Section 2.2(e) below, as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan subject to Section 2.2(e) below.

(e) Unless a Default or Event of Default shall have occurred and be continuing and Agent opts or is directed by the Required Lenders otherwise, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such LIBOR Rate Loan or Domestic Rate Loan into a LIBOR Rate Loan in the same aggregate principal amount. If Borrowing Agent desires to convert a LIBOR Rate Loan or a Domestic Rate Loan as provided herein, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. on the day which is three (3) Business Days prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) specifying, in each case, the date of such conversion, the LIBOR Rate Loan(s) or Domestic Rate Loan(s) to be converted and the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 3:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrowers may, subject to Section 2.2(g) below, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such prepayment (it being understood that payment on the last day of an Interest Period does not constitute a prepayment for purposes of this section). Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) below.

(g) Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into Domestic Rate Loans. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i)           Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3. Reserved.

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the Closing Date to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  At the request of Swing Loan Lender, all Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached as Exhibit 2.4(a) hereto. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.6(d) hereof. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22 hereof) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of the Loan Parties to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower shall be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds. The proceeds of each Revolving Advance or Swing Loan deemed to have been requested by any Borrower under Section 2.2(a), 2.6(b) or 2.14 hereof shall be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Revolving Lenders (subject to any contrary terms of Section 2.22 hereof). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) hereof and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a) hereof, Agent shall notify the Revolving Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2 hereof, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Revolving Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) hereof and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Revolving Lender that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this subsection (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Revolving Lenders on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Revolving Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22 hereof, each Revolving Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Revolving Lender on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c) hereof.

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. Notwithstanding anything to the contrary set forth in Section 2.1(a) or otherwise in this Agreement, the aggregate principal amount of Revolving Advances and Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22 hereof).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h) hereof.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2(a) hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9. Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, the applicable Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a) hereof). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be a Revolving Advance as provided by Section 2.14 hereof. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, no Issuer shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  such Issuer from issuing any Letter of Credit, or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which such Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request any Issuer to issue or cause the issuance of a Letter of Credit by delivering to such Issuer, with a copy to Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and such Issuer; and, such other certificates, documents and other papers and information as Agent or such Issuer may reasonably request. No Issuer shall issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by the applicable Issuer.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13. Requirements For Issuance of Letters of Credit. Borrowing Agent shall authorize and direct the applicable Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the applicable Issuer to deliver to Agent all agreements, documents or instruments and property received by such Issuer pursuant to such Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit, and the application therefor.

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse such Issuer in an amount equal to the amount so paid by such Issuer (such obligation to reimburse such Issuer shall sometimes be referred to as a “Reimbursement Obligation”) prior to 12:00 Noon, on each date that an amount is paid by such Issuer under such Letter of Credit (each such date, a “Drawing Date”). In the event Borrowers fail to reimburse such Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, such Issuer will promptly notify Agent and each Revolving Lender thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Revolving Lenders shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 hereof are then satisfied or the Revolving Commitments have been terminated for any reason) as provided for in Section 2.14(c) below. Any notice given by any Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Revolving Lender shall upon any notice pursuant to Section 2.14(b) above make available to the applicable Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22 hereof) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d) hereof) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Revolving Lender so notified fails to make available to Agent, for the benefit of the applicable Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and the applicable Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or such Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in this Section 2.14(c) until and commencing from the date of receipt of notice from Agent or such Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b) hereof, for any reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) hereof shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuers cease to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncanceled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Revolving Lender, in the same funds as those received by Agent, the amount of such Revolving Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Revolving Lenders have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22 hereof, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) hereof in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Revolving Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14 hereof;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have provided Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19. Liability for Acts and Omissions.

(a) As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20. Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, upon the receipt by any Loan Party of the proceeds of any sale or other disposition of any Collateral (other than in the Ordinary Course of Business), Borrowers shall prepay the Advances in an amount equal to the Net Cash Proceeds of such sale or other disposition, such prepayments to be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale or other disposition otherwise prohibited by the terms and conditions hereof. Such prepayments shall be applied to the principal amount of the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last), subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.

(b) In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by the Loan Parties or the issuance of any Equity Interests by any Loan Party, the Borrowers shall, no later than one (1) Business Day after the receipt by such Loan Party of (i) the Net Cash Proceeds from any such issuance or incurrence of Indebtedness or (ii) the Net Cash Proceeds of any issuance of Equity Interests, as applicable, prepay the Advances in an amount equal to (x) one hundred percent (100%) of such Net Cash Proceeds in the case of such incurrence or issuance of Indebtedness and (y) one hundred percent (100%) of such Net Cash Proceeds in the case of an issuance of Equity Interests. Such prepayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

(c) All proceeds received by Borrowers or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

(d) Borrowers may, at any time and from time to time, prepay the principal of any Revolving Advances, in whole or in part, without premium or penalty.

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to the Transactions and (ii) provide for their working capital needs, fund Capital Expenditures and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary set forth herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Revolving Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Revolving Lender (other than any Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(i) Fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(ii) If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Revolving Lender becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Revolving Lenders which are Non-Defaulting Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Revolving Lender that is a Non-Defaulting Lender plus such Revolving Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) hereof for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Revolving Lenders pursuant to Section 3.2(a) hereof shall be adjusted and reallocated to Revolving Lenders which are Non-Defaulting Lenders in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(F) so long as any Revolving Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Revolving Lenders which are Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b) hereof.

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Revolving Lender, then Participation Commitments of Revolving Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9 hereof) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise, but only after giving effect to any cure period therefor), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h) hereof, and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III. INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears (a) on the first Business Day of each month with respect to Domestic Rate Loans and (b) with respect to LIBOR Rate Loans having an Interest Period of one, two or three months, at the end of the applicable Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans, (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due (after giving effect to any applicable grace period) shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the Closing Date, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (as applicable, the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Revolving Lenders, fees for each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily undrawn face amount of all outstanding Letters of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the aggregate daily undrawn face amount of all outstanding Letters of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or on the last day of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20 hereof), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) Payment in Full of all of the Obligations; (y) expiration of all Letters of Credit; and (z) termination of the Commitments and of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3. Fee Letter and Facility Fee.

(a) Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and on the dates required by the Fee Letter.

(b) If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders based on their Revolving Commitment Percentages, a fee at a rate equal to the Applicable Facility Fee Percentage per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Facility Fee”). The Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter and on the last day of the Term with respect to the period ending on the last day of the Term.

3.4. Reserved.

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (c) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender, any Issuer or any other recipient to any Tax (other than Indemnified Taxes and Excluded Taxes) on the Advances, this Agreement, any Letter of Credit, any Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(b) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein; and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Failure or delay on the part of Agent, Swing Loan Lender, any Lender or Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Person pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Person notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions, and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Alternative Rate of Interest

3.8.1 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent or Required Lenders shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lenders in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d) the LIBOR Rate will not adequately and fairly reflect the cost to such Lenders of the establishment or maintenance of any LIBOR Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8.2(a)(ii) hereof applies, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 3:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 3:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 3:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2                      Successor LIBOR Rate Index.

(a)           If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8.1(a) hereof have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8.1(a) hereof have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with the Borrower) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(b)        Agent and the Loan Parties shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2 hereof), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)        Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d)         Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)         Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender, any Issuer or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, any Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Issuer or any Lender and the office or branch where Agent, Swing Loan Lender, any Issuer or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender, any Issuer or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, such Issuer or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, such Issuer’s and such Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, any Issuer or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender, such Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, such Issuer or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, such Issuer or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, each Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender, such Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender, such Issuer or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error. Failure or delay on the part of Agent, Swing Loan Lender, any Lender or Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Person pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Person notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions, and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10. Taxes.

(a) Defined Terms. For purposes of this Section 3.10, the term “Lender” includes any Issuer, Swing Loan Lender or any Participant and the term “Applicable Law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any Obligations of any Loan Party under this Agreement or any Other Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the submission of documentation by any Lender under Section 3.10(g) hereof claiming a reduced rate of or exemption from U.S. withholding Tax, Agent shall be entitled to withhold United States federal income Taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon Agent under §1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Body in accordance with Applicable Law, or at the option of Agent, promptly reimburse Agent for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. Each Loan Party shall jointly and severally indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by Agent or any Lender or required to be withheld or deducted from a payment to Agent or such Lender, as the case may be, and any penalties, interest and out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with this Agreement or any Other Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. In addition, each Lender shall severally indemnify Agent under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender for the amount of any Tax it deducts and withholds in accordance with regulations under §1441 of the Code. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Other Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Body pursuant to this Section 3.10, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any Other Document shall deliver to Borrowing Agent and Agent, at the time or times reasonably requested by Borrowers or Agent, such properly completed and executed documentation required by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowing Agent or Agent, shall deliver such other documentation required by Applicable Law or reasonably requested by Borrowing Agent or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.10(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrowing Agent and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Agent), two (2) duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowing Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowing Agent or Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Other Document, two (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Other Document, two (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           two (2) duly completed and executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two (2) duly completed and executed copies of a certificate substantially in the form of Exhibit 3.10-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and executed copies of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, two (2) duly completed and executed copies of IRS Form W-8IMY, accompanied by two (2) duly completed and executed copies of IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), two (2) duly completed and executed copies of a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10-2 or Exhibit 3.10-3 hereto, two (2) duly completed and executed copies of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide two (2) duly completed and executed copies of a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10-4 hereto on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowing Agent or Agent), executed copies of any other form required by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be required by Applicable Law to permit the Borrowers or Agent to determine the withholding or deduction required to be made; and

(D) If a payment to a Lender under this Agreement or any Other Document would be subject to U.S. Federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowing Agent and Agent at the time or times required by Applicable Law and at such time or times reasonably requested by the Borrowers or Agent such documentation required by Applicable Law (including as required by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or Agent as may be necessary for the Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

3.12. Mitigation Obligations. If any Lender requests compensation under Section 3.7 hereof, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10 hereto, then such Lender shall (at the request of Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Revolving Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7 or 3.10 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

IV. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wherever located. Each Loan Party shall provide Agent with written notice of all commercial tort claims in an amount in excess of $500,000 promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights (in each case in an amount in excess of $500,000), and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2. Perfection of Security Interest. Each Loan Party shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) obtaining Lien Waiver Agreements as provided in Section 7.19 hereof, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may reasonably specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) using commercially reasonably efforts to enter into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (e) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by the Loan Parties to Agent for its benefit and for the ratable benefit of Lenders.

4.3. Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or Equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Real Property owned or leased by any Loan Party. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be fully authorized and able to sell, transfer, pledge and/or grant a first priority Lien upon each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s Equipment and Inventory shall be located at the premises listed on the Disclosure Schedule and the other locations permitted pursuant to Section 7.19 hereof.

4.5. Defense of Agent’s and Lenders’ Interests. Until (a) the Payment in Full of all of the Obligations and (b) termination of the Commitments and termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time after the occurrence and during the continuation of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.

4.6. Inspection of Premises. During business hours, with reasonable prior notice and at reasonable intervals unless an Event of Default has occurred and is continuing in which case at all reasonable times, from time to time as often as Agent shall elect in its Permitted Discretion, Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. With reasonable prior notice and at reasonable intervals unless an Event of Default has occurred and is continuing in which case at all reasonable times, Agent and its agents may enter upon any premises of any Loan Party at any time during business hours, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. So long as no Event of Default has occurred and is continuing, Agent may only conduct three (3) inspections in any twelve-month period.

4.7. Reserved.

4.8. Receivables; Deposit Accounts and Securities Accounts.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to Agent.

(b) Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables consistent with past practices.

(c) As of the Closing Date, each Loan Party’s chief executive office is located as set forth on the Disclosure Schedule. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) The Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Depository Accounts. Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time when an Event of Default has occurred and is continuing, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer, provided that Agent shall work and cooperate with the Borrowers to conduct such verifications in a manner designed to minimize interruption of the Loan Parties’ business and keep confidential the transactions contemplated hereby; (D) to sign such Loan Party’s name on all agreements, documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for the Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) All proceeds of Collateral shall be deposited by the Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a bank or banks as may be reasonably acceptable to Agent (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be reasonably acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Agent to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to an appropriate account at Agent. All funds deposited in the Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the Secured Parties, and Borrowing Agent shall obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) hereof) in such order as Agent shall determine in its sole discretion, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.

(i) No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j) All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Closing Date are set forth on the Disclosure Schedule. No Loan Party shall open any new deposit account, securities account or investment account (other than an Excluded Account) with a bank, depository institution or securities intermediary other than Agent unless, if required by Agent in its sole discretion, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance reasonably satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

4.9. Reserved

4.10. Maintenance of Equipment. The Loan Parties’ Equipment shall be maintained in good operating condition and repair (ordinary wear and tear excepted) and all necessary replacements of and repairs thereto shall be made.

4.11. Exculpation of Liability. Nothing set forth herein shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12. Financing Statements. Except with respect to the financing statements filed by Agent and any financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13. Investment Property Collateral.

(a) Each Loan Party has the right to transfer all Investment Property owned by such Loan Party free of any Liens other than Permitted Encumbrances and will use commercially reasonable efforts to defend its title to the Investment Property against the claims of all Persons. Each Subsidiary of AutoWeb shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries) arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property of such Loan Party arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.

(b) Each Loan Party shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and control agreement or other applicable agreement satisfactory to Agent in order to perfect and protect Agent’s Lien in such Investment Property.

(c) Except as set forth in Article XI hereof, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement. In the event any additional Equity Interests are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, any certificates evidencing any such additional shares will be delivered to Agent within ten (10) Business Days and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.

V. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows, subject in each case to such exceptions as are specifically contemplated by the Disclosure Schedule:

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or material undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, (d) will not conflict with, nor result in any breach in, any of the provisions of or constitute a default under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it may be bound except for any such conflict or breach that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect and (e) will not result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party pursuant to the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of its jurisdiction of formation and is qualified to do business and is in good standing in the states listed on the Disclosure Schedule which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Loan Party. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of the Loan Parties are listed on the Disclosure Schedule. The Disclosure Schedule sets forth a true, complete and correct list of all Equity Interests held by AutoWeb and each other Loan Party in each of its Subsidiaries and (ii) includes true, correct and complete copies of all certificates evidencing all Equity Interests held by AutoWeb and each other Loan Party in each of its Subsidiaries.

5.3. Survival of Representations and Warranties. All representations and warranties of such Loan Party in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Loan Party’s federal tax identification number is set forth on the Disclosure Schedule. Each Loan Party has filed all federal, state and local Tax returns and other reports each is required by law to file and has paid all Taxes, assessments, fees and other governmental charges that are due and payable except (a) Taxes that are being Properly Contested or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The provision for Taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of the Loan Parties on a Consolidated Basis (the “Pro Forma Balance Sheet”) delivered to Agent prior to the Closing Date reflects the consummation of the Transactions and is accurate, complete and correct and fairly reflects the financial condition of the Loan Parties on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and presents a good faith estimate of the pro forma consolidated financial position. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow, balance sheet and income statement projections of the Loan Parties on a Consolidated Basis (the “Projections” and together with the Pro Forma Balance Sheet, collectively, the “Pro Forma Financial Statements”) delivered to Agent prior to the Closing Date were prepared by the Chief Financial Officer of AutoWeb, are based on underlying assumptions which provide a reasonable basis for the projections therein, and reflect the Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(c) The audited consolidated and consolidating balance sheets of the Loan Parties, and such other Persons described therein, as of December 31, 2018, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly the financial position of the Loan Parties at such date and the results of their operations for such period. The unaudited consolidated and consolidating balance sheets of the Loan Parties, and such other Persons described therein, as of February 28, 2019, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, present fairly the financial position of the Loan Parties at such date and the results of their operations at such date.

(d) Since February 28, 2019, there has not been any event, occurrence or development that has had a Material Adverse Effect.

5.6. Entity Names. No Loan Party has been known by any other company or corporate name, as applicable, in the five (5) years prior to the Closing Date and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the five (5) years prior to the Closing Date.

5.7. O.S.H.A. Environmental Compliance; Flood Insurance. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a) Each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) Each Loan Party is in compliance with all applicable Environmental Laws.

(d) All Real Property owned by the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) Each Loan Party is, and after giving effect to the Transactions, each Loan Party will be, solvent, able to pay its debts as they mature, (ii) each Loan Party has, and after giving effect to the Transactions, each Loan Party will have, capital sufficient to carry on its business and all businesses in which it is about to engage, (iii) as of the Closing Date, the fair present saleable value of the assets of each Loan Party, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iv) subsequent to the Closing Date, the fair saleable value of the assets of each Loan Party (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any Subsidiary or against any of their properties or revenues that (a) could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or the Other Documents or any of the transactions contemplated hereby or could result in an Event of Default.

(c) No Loan Party has any outstanding Indebtedness other than the Obligations, except for Permitted Indebtedness.

(d) No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any material order of any court, Governmental Body or arbitration board or tribunal.

(e) No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on the Disclosure Schedule. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Intellectual Property. All registered Intellectual Property owned or utilized by any Loan Party: (a) is set forth on the Disclosure Schedule and (b) to the extent material to the Loan Parties business, is valid and has been duly registered or filed with all appropriate Governmental Bodies. Loan Parties, taken as a whole, have all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any Intellectual Property that is material to the Loan Parties business and no Loan Party is aware of any grounds for any challenge or proceedings, except as set forth on the Disclosure Schedule. All Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10. Licenses and Permits. Except as set forth on the Disclosure Schedule, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11. Reserved.

5.12. No Default

. No Default or Event of Default has occurred.

5.13. No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Loan Party is involved in any material labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term.

5.15. Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.18. Business and Property of the Loan Parties. Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than digital marketing and activities necessary to conduct the foregoing. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.19. Ineligible Securities. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.20. Federal Securities Laws. No Loan Party other than AutoWeb, or any of their Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

5.21. Equity Interests. The authorized and outstanding Equity Interests of each Loan Party (other than AutoWeb), and each legal and beneficial holder thereof as of the Closing Date, are as set forth on the Disclosure Schedule. All of such Equity Interests have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. There are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party (in each case, other than AutoWeb) is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Loan Parties. The Loan Parties (other than AutoWeb) have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.22. Commercial Tort Claims. As of the Closing Date, no Loan Party has any commercial tort claims.

5.23. Letter of Credit Rights. As of the Closing Date, no Loan Party has any letter of credit rights.

5.24. Material Contracts. The Disclosure Schedule sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no material defaults currently exist thereunder. No Loan Party has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract.

5.26            Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Disclosure Schedule or in the Other Documents) for purposes of or in connection with this Agreement or the Other Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

VI. AFFIRMATIVE COVENANTS.

Each Loan Party shall, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

6.1. Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Laws pursuant to another standard).

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (ordinary wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral that is material to the Loan Parties’ business; (b) keep in full force and effect its existence; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

6.4. Payment of Taxes. Pay, when due, all Taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding and sales Taxes, except to the extent (a) being Properly Contested or (b) that the failure to do so could not reasonably be expected to have a Material Adverse Effect. If any Taxes, assessments or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to the Loan Parties pay the Taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any Taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those Taxes, assessments or Charges or if the failure to so pay could not reasonably be expected to have a Material Adverse Effect. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until the Loan Parties shall provide Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to the Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5. Financial Covenants. Cause to be maintained as of the end of each fiscal quarter set forth below, EBITDA for Borrowers and their Subsidiaries on a Consolidated Basis of not less than the amount set forth below for such period.

Period	Minimum EBITDA
the fiscal quarter ending June 30, 2019	(-$2,900,000)
the fiscal quarter ending September 30, 2019	$2,100,000
the two (2) fiscal quarters ending December 31, 2019	$5,000,000
the three (3) fiscal quarters ending March 31, 2020	$7,500,000
the (4) fiscal quarter period ending on the last day of each fiscal quarter thereafter	$7,500,000

6.6. Insurance.

(a) (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) deliver to Agent, at Agent’s request, (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof as soon as practicable before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b) Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), and (iii) and 6.6(b) above. All loss recoveries received by Agent under any such insurance in excess of $500,000 may be applied to the Obligations, in accordance with this Agreement. Any surplus shall be paid by Agent to the Loan Parties or applied as may be otherwise required by law. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all of its material Indebtedness, except when the amount or validity thereof is currently being Properly Contested and (ii) when due its material rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8. Environmental Matters. Ensure that all of the Real Property owned or leased by any Loan Party and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned or leased by any Loan Party in compliance with Environmental Laws except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

6.9. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 hereof as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein).

6.10. Federal Securities Laws. Promptly notify Agent in writing if any Loan Party (other than AutoWeb) or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.11. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.12. Pledged Cash. Maintain, until the termination of the Pledged Cash Agreement, not less than $5,000,000 at any time in an account controlled by Agent and subject to the Pledged Cash Agreement. The Pledged Cash Agreement shall terminate upon satisfaction of each of the following conditions: (a) Agent shall have received the financial statements and related documents required to be delivered by the Loan Parties in accordance with Section 9.8 hereof for the fiscal quarter ending June 30, 2020, (b) the Loan Parties shall be in compliance with the financial covenant set forth in Section 6.5 hereof for the most recently ended fiscal quarter as evidenced by the Compliance Certificate required to be delivered by the Loan Parties in accordance with Section 9.8 hereof, (c) EBITDA for Borrowers and their Subsidiaries on a Consolidated Basis shall be greater than $10,000,000 and (d) no Default or Event of Default shall have occurred and be continuing.

6.13. Guatemalan Subsidiary Cash Restrictions. (a) In the event the Guatemalan Subsidiary has cash proceeds in any of its deposit or other accounts at any time in excess of $500,000 in the aggregate, cause the Guatemalan Subsidiary to repatriate the amount of such excess by sending it to AutoWeb and (b) cause the Guatemalan Subsidiary to maintain any cash proceeds from any transaction as a balance sheet asset to be used solely for the purposes of funding costs, expenses and capital expenditures and not investments.

6.14. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.15. Deposit Accounts. Maintain, as of Friday of each week, an aggregate balance in all of the deposit accounts maintained at Union Bank of less than $100,000. To the extent the aggregate amounts in such accounts exceed the threshold set forth in the preceding sentence as of such date of determination, the Loan Parties shall cause such excess funds to be deposited into deposit account number 8026430224 maintained at PNC Bank, National Association on such date.

6.16. Post-Closing Covenants.

(a) Within fifteen (15) days after the Closing Date, the Loan Parties shall have delivered to Agent the final loss payable endorsement issued by Loan Parties’ insurer naming Agent as lenders loss payee.

(b) Within 60 (sixty) days after the Closing Date (unless such time period is extended by Agent pursuant to its written consent), Loan Parties shall have provided to Agent deposit account control agreements, in form and substance satisfactory to Agent, with respect to all deposit accounts, other than Excluded Accounts, of the Loan Parties maintained by Union Bank.

(c) Within one hundred eighty (180) days of the Closing Date (unless such time period is extended by Agent pursuant to its written consent), the Loan Parties shall have closed all of the deposit accounts maintained at Union Bank and JP Morgan.

VII. NEGATIVE COVENANTS.

No Loan Party shall, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except that (i) the Loan Parties may undertake Permitted Acquisitions, (ii)the Loan Parties may make Permitted Investments and (iii) any Loan Party may merge, consolidate or reorganize with another Loan Party or acquire the assets or Equity Interest of another Loan Party so long as (A) such Loan Party shall provide Agent with ten (10) days prior written notice of such merger, consolidation or reorganization, (B) in connection with any merger, consolidation or reorganization to which a Borrower is a party, such Borrower must be the surviving entity of merger, consolidation or reorganization, (C) in connection with any merger, consolidation or reorganization between a Loan Party and any of its Affiliates or Subsidiaries which is not a Loan Party, such Loan Party must be the surviving entity of merger, consolidation or reorganization, and (D) such Loan Party shall deliver to Agent all of the relevant agreements, documents and instruments evidencing such merger, consolidation or reorganization.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) in the Ordinary Course of Business, (ii) the disposition or transfer of surplus, obsolete or worn-out Equipment, (iii) the disposition of Intellectual Property (including domain names) to the extent not material to the business of the Loan Parties, (iv) the licensing of Intellectual Property rights on a non-exclusive basis in the Ordinary Course of Business, (v) the sale or discount, in each case without recourse, of Receivables arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof, (vi) any loss, damage or destruction of property or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, (vii) the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the Ordinary Course of Business, (viii) transfers of assets (A) to a Loan Party and (B) to any Subsidiary of any Loan Party that is not a Loan Party in an amount not to exceed, when taken together with Permitted Investments under clause (a)(v)(B) of the definition thereof and Permitted Loans under clause (d)(ii) of the definition thereof, $300,000 in the aggregate during the Term, (ix) Permitted Encumbrances, Permitted Investments and dividends or distributions permitted by Section 7.7 hereof, (x) the Loan Parties may make the Permitted Minority Investment Dispositions and (xi) other dispositions of assets in an amount not to exceed $500,000 during the Term.

7.2. Creation of Liens. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) guarantees by one or more Loan Parties of the Indebtedness or obligations of any other Loan Party to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (b) the endorsement of checks in the Ordinary Course of Business.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for all Loan Parties in excess of (a) $300,000 for the fiscal quarter ending June 30, 2019, (b) $2,500,000 for the fiscal year ending December 31, 2019 and (c) $5,000,000 for the fiscal year ending December 31, 2020 and for each fiscal year ending thereafter.

7.7. Dividends and Distributions. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its Equity Interests, or of any options to purchase or acquire any Equity Interests of any Loan Party except that (a) a Loan Party may pay or make dividends or distributions payable in its Equity Interests (other than Disqualified Equity Interests) or undertake split-ups or reclassifications of its Equity Interests (other than Disqualified Equity Interests), (b) a Loan Party may pay or make dividends or distributions to another Loan Party and (c) AutoWeb may redeem the preferred stock or preferred stock rights issued pursuant to its Tax Benefit Preservation Plan dated as of May 26, 2010, as such plan may be amended, supplemented, extended or replaced, in accordance with such plan.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (a) transactions among the Loan Parties and their respective Subsidiaries which are not expressly prohibited by the terms of this Agreement, (b) payment by the Loan Parties of dividends and distributions permitted under Section 7.7 hereof, (c) Permitted Affiliate Transactions and (d) transactions in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $2,000,000 in any one fiscal year in the aggregate for all Loan Parties.

7.12. Subsidiaries.

(a) Form any Subsidiary unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) at Agent’s discretion, expressly joins in this Agreement as a Loan Party and becomes jointly and severally liable for the Obligations, and (iii) Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

(b) Enter into any partnership, joint venture or similar arrangement other than Permitted Investments unless the entering into of such Permitted Investments would cause the Loan Parties or any of them to be directly or indirectly liable for the obligations of any partnership, joint venture or similar arrangement constituting such Permitted Investments.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever.

7.15. Amendment of Organizational Documents. (a) Change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents or its Tax Benefit Preservation Plan dated as of May 26, 2010, as such plan may be amended, supplemented, extended or replaced, in accordance with such plan, in each case, in a manner that is materially adverse to the Agent or Required Lenders unless required by law, in any such case without (i) giving at least thirty (30) days prior written notice of such intended change to Agent, (ii) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (iii) in any case under clause (d), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

7.16. Compliance with ERISA. (a) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on the Disclosure Schedule, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify Agent of the occurrence of any Termination Event, (f) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(e) hereof to cease to be true and correct.

7.17. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders) in excess of $1,000,000, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.

7.18. Division. Notwithstanding anything to the contrary contained herein, (a) divide or enter into any plan of division pursuant to section 18-217 of the Delaware Limited Liability Company Act or any similar stature or provision under any Applicable Law or otherwise, (b) dispose of any property through a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law or (c) make any payment or distribution pursuant to a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

7.19. Locations. No Loan Party shall move its chief executive office from the location set forth on the Disclosure Schedule (as updated from time to time), permit its material books and records or servers which contain information or data not available at its chief executive office to be located at any location not set forth on the Disclosure Schedule, or maintain any place of business other than those set forth on the Disclosure Schedule, in each case, without (a) providing Agent with prior written notice thereof, which notice shall be deemed to update the Disclosure Schedule with respect thereto, and (b) if requested by Agent with respect to locations of material books, records and servers, using commercially reasonable efforts to provide to Agent a Lien Waiver Agreement duly executed by the owner or lessor of such location.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Other Documents. Agent shall have received, in form and substance satisfactory to Agent, each of the Other Documents, in each case duly authorized, executed and delivered by the Loan Parties and any other Person party thereto;

(b) Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(b) attached hereto;

(c) Reserved.

(d) Borrowing Base. Agent shall have received a Borrowing Base Certificate providing evidence that the aggregate amount of Eligible Receivables and Eligible Unbilled Receivables is sufficient in value and amount to support Revolving Advances in the amount requested by the Borrowers on the Closing Date;

(e) Undrawn Availability. After giving effect to the initial Advances, the Borrowers shall have Undrawn Availability of at least $7,500,000;

(f) Blocked Accounts. The Loan Parties shall have opened the Depository Accounts with Agent and/or Agent shall have received duly executed agreements establishing the Blocked Accounts with one or more Blocked Account Banks for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have received, in form and substance satisfactory to Agent, deposit account control agreements among Agent, each applicable Loan Party and each applicable Blocked Account Bank with respect to such Blocked Accounts;

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statements and Uniform Commercial Code termination statements) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of any existing lender shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(h) Pledged Cash. Borrower shall have deposited not less than $5,000,000 into a deposit account maintained by Agent and subject to the Pledged Cash Agreement;

(i) Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to the Loan Parties chief executive offices;

(j) Secretary’s Certificates, Authorizing Resolutions and Good Standing Certificates. Agent shall have received, in form and substance satisfactory to Agent, a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions, in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body or member) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement and the Other Documents to which such Loan Party is a party (including authorization of the incurrence of Indebtedness, borrowing of Advances and requesting of Letters of Credit on a joint and several basis with all Loan Parties as provided for herein), and (y) the granting by such Loan Party of the Liens upon the Collateral to secure all of the joint and several Obligations of the Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) copies of a good standing certificate (or the equivalent thereof) issued by the Secretary of State or other appropriate official of its jurisdiction of organization and dated not more than 30 days prior to the Closing Date. Agent shall have also received the good standing (or equivalent status) of each Loan Party in each jurisdiction where such Loan Party is qualified to do business and the conduct of the Loan Parties’ business activities in such jurisdiction accounts for five percent (5%) or more of the Loan Parties’ revenue, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(k) Legal Opinion. Agent shall have received, in form and substance satisfactory to Agent, the executed legal opinion of counsel to the Loan Parties which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders;

(l) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated hereby or thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(m) Collateral Examination. Agent shall have completed Collateral examinations, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, and all books and records in connection therewith;

(n) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(o) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(p) Insurance. Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by the Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(q) Payment Instructions. Agent shall have received (i) (A) the Pledged Cash and (B) and all other amounts necessary to satisfy the closing costs and fees due and payable on the Closing Date and (ii) written instructions from Borrowing Agent directing the application of the amounts specified in clause (i)(B) to the payment of such closing costs and fees;

(r) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent shall deem necessary;

(s) No Material Adverse Change. (i) Since February 28, 2019, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(t) Contract Review. Agent shall have received and reviewed all Material Contracts of the Loan Parties including all material leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(u) Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws; and

(v) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and the Other Documents, and each of the representations and warranties in any agreement, document, instrument, certificate or financial or other statement provided at any time under or in connection with this Agreement and the Other Documents shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions of this subsection shall have been satisfied.

IX. INFORMATION AS TO THE LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent (a) all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, and (b) any investigation, hearing, proceeding or other inquest by any Governmental Body into any Loan Party or any Affiliate of any Loan Party with respect to Anti-Terrorism Laws.

9.2. Schedules. Deliver to Agent, in form and substance satisfactory to Agent: (a) on or before the fifteenth (15th) day of each month as and for the prior month (i) accounts receivable (including billed and unbilled) agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger and (iii) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (b) at such reasonable intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. [Reserved].

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports provided to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness which could result in an Event of Default, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case as to clauses (a) through (e) of this Section 9.5, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Deliver to Agent within ninety (90) days after the end of each fiscal year of the Loan Parties, audited financial statements of the Loan Parties on a consolidating and consolidated basis including, but not limited to, a balance sheet, statements of income, stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to Agent. The reports described in this Section shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Deliver to Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income, stockholders’ equity and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports described in this Section shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Deliver to Agent within thirty (30) days after the end of each month, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income, stockholders’ equity and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports described in this Section shall be accompanied by a Compliance Certificate.

9.10. Other Reports. Provide Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with notices of any material public filings not made in the Ordinary Course of Business.

9.11. Additional Information. Provide Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12. Projected Operating Budget. Provide Agent, no later than thirty (30) days prior to the beginning of each Loan Party’s fiscal years commencing with fiscal year 2020, a month by month projected operating budget and cash flow, income statement and balance sheet of the Loan Parties, in each case, on a monthly basis and on a consolidated and consolidating basis for such fiscal year, such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget. Deliver to Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9 hereof, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Section 9.12 hereof and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Provide Agent with prompt written notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15. ERISA Notices and Requests. Provide Agent with immediate written notice in the event that (a) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (i) any Loan Party or any member of the Controlled Group knows that (1) a Multiemployer Plan has been terminated, (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (4) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Updates to Disclosure Schedule. Together with each Compliance Certificate delivered under Section 9.8 hereof, deliver to Agent any information required to maintain the representations and warranties set forth in Sections 4.4, 4.8(j), 5.2(b), 5.4, 5.6, 5.7, 5.8(e), 5.9, 5.14, 5.21 or 5.24 as true and correct in all material respects as of the date of such Compliance Certificate, and if the Loan Parties comply with this Section 9.17, such representations and warranties will be deemed true and correct in all material respects at all times prior to the delivery of such Compliance Certificate. The information provided with the Compliance Certificates in accordance with this Section 9.17 shall automatically and immediately be deemed to update the Disclosure Schedule.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9 hereof), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;

10.2. Breach of Representation. Except as provided in Section 10.18 hereof, any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or in any agreement, documents, certificate or financial or other statement provided at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Loan Party to (a) deliver financial information when due under Sections 9.7, 9.8, 9.9, 9.12, 9.13 or any other Section of this Agreement or, if no due date is specified herein, within three (3) Business Days following a request therefor, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Receivables or (b) against a material portion of any Loan Party’s other property which, in the case of either (a) or (b), is not stayed or lifted within thirty (30) days;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(b), and 10.18 hereof, (a) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein, or in any Other Document, or (b) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant in Sections 4.5, 6.1, 6.3, 6.4, 6.6, 6.7, 6.11, 9.4 or 9.6 hereof which is not cured within thirty (30) days from the earlier of (x) the date on which written notice thereof is delivered to any Loan Party by Agent and (y) the date the Loan Parties learn of such failure or neglect;

10.6. Judgments. Any (a) judgment, writ, order or decree for the payment of money are rendered against any Loan Party for an aggregate amount in excess of $500,000 or against all Loan Parties for an aggregate amount in excess of $500,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Agent on such assets or properties;

10.7. Bankruptcy. Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8. Reserved.

10.9. Lien Priority. Any Lien created hereunder or provided for hereby or under any of the Other Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority Lien (subject only to Permitted Encumbrances);

10.10. Reserved.

10.11. Cross Default. Either (a) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $500,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (b) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12. Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate or challenges the validity of, its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13. Change of Control. Any Change of Control shall occur;

10.14. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of its liability under this Agreement or any Other Document;

10.15. Seizures. Any (a) material portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Loan Party, or (b) the title and rights of any Loan Party to any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16. Reserved.

10.17. Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.18. Anti-Terrorism Laws. If (a) any representation or warranty contained in (i) Section 16.18 hereof or (ii) any corresponding section of any Guaranty is or becomes false or misleading at any time, (b) any Borrower shall fail to comply with its obligations under Section 16.18 hereof, or (c) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 16.18 hereof.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 hereof (other than Sections 10.7(b), (g) or (h) hereof), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter while such Event of Default is continuing, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.7(g) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence and during the continuation of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Without limiting any other provision hereof:

(i) At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent shall be free to purchase all or any part of the Investment Property. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property at any time without giving prior notice to any Loan Party or other Person.

(ii) Each Loan Party recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property by reason of certain prohibitions of the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property for their own account, for investment and without a view to the distribution or resale thereof. Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property for the period of time necessary to permit the issuer of the securities which are part of the Investment Property (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iii) The Net Cash Proceeds arising from the disposition of the Investment Property after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5 hereof. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto.

At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property, but no such transfer shall constitute a taking of such Investment Property in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property.

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against the Loan Parties or each other.

11.3. Setoff. Subject to Section 14.13 hereof, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuation of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default.

(a) Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:

FIRST, to the payment of all out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lenders pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement, including Cash Management Liabilities and Hedge Liabilities (to the extent reserves for such Cash Management Liabilities and Hedge Liabilities have been established by Agent) and the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;

EIGHTH, to all other Obligations arising under this Agreement, under the Other Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

(b) In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” of subsection (a) above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” of subsection (a) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other Obligations of the types described in clauses “SEVENTH” and “EIGHTH” of subsection (a) above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until April 30, 2022 (the “Term”) unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent (unless such time period is shortened by Agent pursuant to its written consent) so long as the Obligations are Paid in Full in connection therewith.

13.2. Termination. The termination of this Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all of the Obligations have been Paid in Full and the Commitments and this Agreement have been terminated, and (b) each of the Loan Parties has released the Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against the Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been Paid in Full after the termination of this Agreement or each Loan Party has provided Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms, the Commitments have been terminated and all of the Obligations have been Paid in Full. All representations, warranties, covenants, waivers and agreements set forth herein shall survive termination hereof until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3(a) and 3.4 hereof and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is provided with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof set forth in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements set forth in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to the Borrowers shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on thirty (30) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent (provided that no such approval by Borrowing Agent shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile or telecopier message, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order).

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly provide such documents and information to Lenders.

14.11. Loan Parties Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13. Other Agreements. Each of the Lenders agrees that it shall not, without the prior written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication), to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Loan Party or the Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to the Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order).

(c) All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses (other than Payment in Full of the Obligations).

15.2. Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

XVI. MISCELLANEOUS.

16.1. Governing Law; Judicial Reference; California Specific Waivers.

(a) Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents, shall be brought only in a federal or state court located in the County of New York, State of New York.

(b) Judicial Reference. IN THE EVENT THAT, NOTWITHSTANDING THE PROVISIONS OF SECTION 16.1(a) TO THE CONTRARY, ANY ACTION RELATED HERETO IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 12.3 IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (ii) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii) THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE PROCEEDING ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D). THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii) THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR THE COURT REPORTER. SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, BORROWER WILL PAY THE COST OF THE REFEREE AND ALL COURT REPORTERS.

(v) THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW. THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING. THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE. PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE. THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE. THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

(vi) THE PROVISIONS OF THIS SECTION 16.1(b) ARE INCLUDED OUT OF AN ABUNDANCE OF CAUTION AND NEITHER THE INCLUSION OF THIS SECTION 16.1(b), NOR ANY REFERENCE TO CALIFORNIA LAW CONTAINED HEREIN SHALL BE EITHER (A) DEEMED TO AFFECT OR LIMIT IN ANY WAY THE PARTIES’ CHOICE OF LAW PURSUANT TO SECTION 10.16 HEREOF OR (B) CONSTRUED TO MEAN THAT ANY PROVISIONS OF CALIFORNIA LAW ARE IN ANY WAY APPLICABLE TO THIS AGREEMENT OR THE OBLIGATIONS.

(c) California Specific Waivers. Without limiting the generality of any other waiver set forth herein, each Loan Party hereby:

(i)  expressly waives (i) any and all benefits which might otherwise be available to such Loan Party under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2847, 2849, 2850, 2899 and 3433 and (ii) any defense based upon an election of remedies by the Agent, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any lien granted under the Other Documents, whether on real property or personal property, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including but not limited to, remedies relating to real property or personal property security, that destroys or otherwise impairs any subrogation rights of any guarantor or the rights of any guarantor to proceed against the Loan Parties or any other guarantor of the Obligations for reimbursement, or both (including California Code of Civil Procedure Sections 580a, 580b, 580d and 726).

(ii) acknowledges its understanding that: (i) Section 580d of the California Code of Civil Procedure generally prohibits a deficiency judgment against a borrower after a non-judicial foreclosure; (ii) such Loan Party’s subrogation rights may be destroyed by a non-judicial foreclosure under any mortgage (because such Loan party may not be able to pursue any other borrower or guarantor for a deficiency judgment by reason of the application of Section 580d of the California Code of Civil Procedure); and (iii) under Union Bank v. Gradsky, 265 Cal. App. 2nd 40 (1968) and Cathay Bank v. Lee, 14 Cal.App.4th 1533 (1993), a lender may be estopped from pursuing a guarantor for a deficiency judgment after a non-judicial foreclosure (on the theory that a guarantor should be exonerated if a lender materially alters the original obligation of the principal without the consent of the guarantor or elects remedies for default which impair the subrogation, reimbursement or contribution rights of a “surety” or other co-obligor) absent an explicit waiver; and

(iii) acknowledges that the provisions in this Section 16.1(c) which refer to certain sections of the California Civil Code and the California Code of Civil Procedure are included in this Agreement solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement: notwithstanding such provisions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as provided in Section 16.1(a).

16.2. Entire Understanding.

(a) This Agreement and the Other Documents contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not set forth herein and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be amended, modified, changed, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into any written amendments to this Agreement or any of the Other Documents or any other supplemental agreements, documents or instruments for the purpose of adding or deleting any provisions or otherwise amending, modifying, supplementing, changing, varying or waiving in any manner the conditions, provisions or terms hereof or thereof or waiving any Event of Default hereunder or thereunder, but only to the extent specified in such written amendments or other agreements, documents or instruments; provided, however, that no such amendment, or other agreement, document or instrument shall:

(i) increase the Revolving Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 hereof or of default rates of Letter of Credit fees under Section 3.2 hereof (unless imposed by Agent in which case Agent alone may elect to waive or rescind such imposition of such rates));

(iii) increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv) alter the definition of the term “Required Lenders” or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 hereof without the consent of all Lenders;

(vi) release all or substantially all of the Collateral without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to Section 16.2(d) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Revolving Lenders;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Revolving Lenders; or

(x) release any Loan Party (other than in accordance with the provisions of this Agreement) without the consent of all Lenders.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from the Loan Parties. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(d) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Revolving Lenders shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Contract Rate for Revolving Advances consisting of Domestic Rate Loans or (at option of Agent) bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) hereof nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this Section, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be Eligible Receivables, Eligible Insured Foreign Receivables or Eligible Unbilled Receivables, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have the Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(d), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender with respect to such Revolving Advances.

(e) In addition to (and not in substitution of) the discretionary Revolving Advances permitted in Section 16.2(d) above, Agent is hereby authorized by the Loan Parties and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (C) to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement (“Protective Advances”). Revolving Lenders shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(e), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) the Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to any Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Loan Party’s prior written consent, and (ii) in no event shall the Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b)(i) through (x) hereof that affects such Participant. Each Participant (A) shall provide the documentation required under Section 3.10(g) hereof to the participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.3(c) hereof and (B) shall be subject to the provisions of Section 3.12 hereof as if it were an assignee under Section 16.3(c) hereof. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.11 hereof with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.03 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 2.6(b) hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, advances, loans, letters of credit or its other obligations under any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest and (ii) that the consent of Borrowing Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within 10 Business Days after having received prior notice thereof. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent, which consent shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent, acting as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Subject to Section 16.15 hereof, each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. After the occurrence and during an Event of Default, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of: (a) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (c) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (d) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any of the Loan Parties, and (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Loan Party, any Affiliate or Subsidiary of any Loan Party, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder, and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Loan Party, any Hazardous Discharge, the presence of any Hazardous Materials affecting any Real Property owned or leased by any Loan Party (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any Real Property owned or leased by any Loan Party under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. The Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Loan Party, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Notwithstanding anything in this Section 16.5 to the contrary, the indemnity provided by this Section 16.5 shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (y) result from a claim brought by a Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Other Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Loan Party and that is brought by an Indemnified Party against another Indemnified Party (other than against Agent in its capacities as such). This Section 16.5 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which the Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)           If to Agent or PNC at:

PNC Bank, National Association
One Piedmont Town Center
4720 Piedmont Row Drive, Suite 300
Charlotte, NC  28210
Attention: Scott K. Goldstein
Telephone: (704) 551-8511
Facsimile: (704) 643-7918
Email: scott.goldstein@pnc.com

with a copy to:

Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Michael C. Graziano
Telephone: (215) 569-5387
Facsimile: (215) 885-5387

(B)           If to Borrowing Agent or any Loan Party:

AutoWeb, Inc.
18872 MacArthur Blvd., Suite 200
Irvine, CA 92612
Attention: CFO
Telephone: (949) 757-8907

16.7. Survival. The obligations of the Loan Parties under Sections 2.2(g), 3.7, 3.9, 3.10, 16.5 and 16.9 hereof and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19 and 14.8 hereof, shall survive the termination of this Agreement and the Other Documents and the Payment in Full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. The Loan Parties shall pay (a) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer) in connection with the enforcement of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (d) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such information confidential), (b) to Agent, any Lender or to any prospective Transferees or Participants (subject, in the case of Transferees or Participants, to an agreement containing provisions substantially the same as those of this Section), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials provided by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full, the Commitments have been terminated and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Loan Party shall provide to such Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among Agent, Lenders and the Loan Parties, Agent, each Lender and each Loan Party acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution.

XVII.  GUARANTY.

17.1. Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations; provided that with respect to Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is a Qualified ECP Loan Party at the time such Swap Obligation is entered into and such Obligations and such guarantee thereof are not Excluded Hedge Liabilities. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

17.2. Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent, any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than the Payment in Full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Agent.

17.3. No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

17.4. Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

17.5. Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise (other than Payment in Full of the Obligations). Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to the Loan Parties pursuant to this Agreement and/or the Other Documents (other than Payment in Full of the Obligations).

17.6. Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

17.7. Agent’s Discretion. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations in accordance with the provisions of this Agreement regardless of what Obligations remain unpaid.

17.8. Reinstatement.

(a) The Guaranty provisions herein set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.

(b) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c) No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d) If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e) All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are subordinated to Agent’s prior right to Payment in Full of the Obligations. Except to the extent prohibited otherwise by this Agreement, after the occurrence and during the continuation of an Event of Default, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment and subordination shall only terminate when the Obligations are Paid in Full and this Agreement is terminated.

(f) Each Loan Party acknowledges this assignment and subordination. Each Loan Party agrees to give full effect to the provisions hereof.

[signature pages follow]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:	AUTOWEB, INC. By: /s/ Joseph P. Hannan Name: Joseph P. Hannan Title: Executive Vice President

GUARANTORS:	CAR.COM, INC. By: /s/ Joseph P. Hannan Name: Joseph P. Hannan Title: Executive Vice President
AUTOBYTEL, INC. By: /s/ Joseph P. Hannan Name: Joseph P. Hannan Title: Executive Vice President AW GUA USA, INC. By: /s/ Joseph P. Hannan Name: Joseph P. Hannan Title: Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Scott K. Goldstein Name: Scott K. Goldstein Title: Senior Vice President

Exhibit 1.2(a)
Form of Borrowing Base Certificate

See attached

Borrowing Base Certificate

Autoweb, Inc. | **Certificate #**
Customer Number | **Period Ended**

To (i) induce PNC Bank, National Association ("Agent") to make an initial loan advance pursuant to the Revolving Credit, Term Loan and Security Agreement dated as of ____________ (as amended from time to time, the "Loan and Security Agreement") and (ii) comply with the ongoing requirements set forth in the Loan and Security Agreement to deliver a Borrowing Base Certificate, we hereby certify as of the above date, the following:

			From	To			Loan Status Schedule ID Total	01AR Autoweb, Inc.
Accounts Receivable	1	Previous Certificate AR Balance (Line 10 from Prior Cert.)						
	2	Gross Sales Since Last Certificate			+			
	3	Debit Memos/Other Additions			+			
	4	Credits Since Last Certificate			-			
	5	Total Net Sales					$0.00	$0.00
	6	Gross Collections Since Last Certificate			-			
	7	Discounts/Other Deductions			-			
	8	Non AR Cash Since Last Certificate			+			
	9	Total Deductions						
	10	Total AR Now Being Certified to Bank				**per rollforward →**		
	11	Ineligible AR Per Attached			-			
	12	**Net Eligible Trade AR**					$0.00	$0.00
	13	Advance Rate					85%	85%
	14	**Trade AR Availability**					**$0.00**	**$0.00**
	15	Dilution Reserve					$0.00	$0.00
	16	**Net Trade A/R Availability**					**$0.00**	**$0.00**

					Loan Status Schedule ID Total	2AR Autoweb, Inc.
Unbilled A/R	17	Previous Certificate Unbilled A/R Balance				
	18	Adjustments since last certificate				
	19	Total Unbilled A/R Now Being Certified to Bank			$0.00	$0.00
	20	Ineligible Unbilled A/R per Attached	-			
	21	**Net Eligible Unbilled A/R**			$0.00	$0.00
	22	Advance Rate			80%	80%
	23	**Unbilled A/R Availability before Aggregate Sub-Limit**			**$0.00**	**$0.00**
	24	Aggregate Unbilled A/R Sub-limit		$ 10,000,000.00		
	25	**Net Aggregate Unbilled A/R Availability**			**$0.00**

Exhibit 1.2(b)
Form of Compliance Certificate

COMPLIANCE CERTIFICATE

PNC Bank, National Association
[____________________]
[____________________]
Attention: [___________]

The undersigned, the [Chief Financial Officer] of AUTOWEB, INC., a Delaware (“Borrowing Agent”), certifies to PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, “Agent”), and the Lenders (as defined below) that, pursuant to the terms and conditions of that certain Revolving Credit and Security Agreement, dated as of April 30, 2019 (as may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among Borrowing Agent (together with each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), Car.com, Inc, a Delaware corporation (“Car.com”), Autobytel, Inc., a Delaware corporation (“Autobytel”), AW GUA USA, Inc., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each other Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent, the Loan Parties are in compliance for the [month / quarter / fiscal year] ending __________________, 20___ with all required covenants set forth in the Credit Agreement and no Default or Event of Default exists (if not true, in the “Comments Regarding Exceptions” section below specify the Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the Loan Parties with respect to such Default or Event of Default). Capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Without limiting the foregoing, the undersigned certifies that the Loan Parties are in compliance with the requirements or restrictions imposed by Sections 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11 of the Credit Agreement, except as may be set forth below

Attached hereto as Schedule A are covenant calculations which show such compliance (or non-compliance) with Section 6.5 and 7.6 of the Credit Agreement.

Compliance status is indicated by circling Yes/No under “Complies” column.

Financial Covenants	Required	Actual	Complies
Section 6.5 – Minimum EBITDA	>$	$	Yes No
Section 7.6 – Maximum Capital Expenditures	≤ $	$_____________	Yes No
Other Covenants		Complies
Section 7.2 – Liens		Yes No
Section 7.3 – Guarantees		Yes No
Section 7.4 – Investments		Yes No
Section 7.5 – Loans		Yes No
Section 7.7 – Dividends		Yes No
Section 7.8 – Indebtedness		Yes No
Section 7.10 – Transactions with Affiliates		Yes No
Section 7.11 – Leases		Yes No

To my knowledge, each Loan Party is in compliance with all Environmental Laws except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ operating or other deposit accounts, securities accounts, commodities accounts, and other accounts at which any Loan Party maintains funds or investments (it being understood that changes to the amounts in such accounts do not constitute changes for the purposes of this statement), except as set forth below: __________________.

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ registered Intellectual Property, including any applications for any of the foregoing, except as set forth below: ________________________________________________.
Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ leased locations or to locations of equipment and Inventory (other than those locations permitted in the Credit Agreement), except as set forth below: __________________________.

[Attached as Exhibit I hereto are updates to the following schedules as permitted by Section 9.17 of the Credit Agreement]
Comments Regarding Exceptions: ________________________________________.

[signature page follows]

Very truly yours,

AUTOWEB, INC.
as Borrowing Agent

By:__________________________
Name:
Title:

SCHEDULE A TO COMPLIANCE CERTIFICATE

Calculations

EXHIBIT I TO COMPLIANCE CERTIFICATE

Updates to Schedules

Exhibit 2.1
Form of Revolving Credit Note

REVOLVING CREDIT NOTE

$[____________]	[______ __, 201_]

FOR VALUE RECEIVED, AUTOWEB, INC., a Delaware corporation (“AutoWeb” and together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), hereby jointly and severally promise to pay to the order of __________________ (the “Holder”), at the Payment Office: at the end of the Term (as defined in the Credit Agreement) and/or earlier as provided in the Credit Agreement, the principal sum of [______________] DOLLARS ($[___________]) or such lesser sum which then represents Holder’s Revolving Commitment Percentage of the aggregate unpaid principal amount of all Revolving Advances made or extended to Borrowers by Holder pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, together with interest on the principal hereunder remaining unpaid from time to time, at the rate or rates from time to time in effect under the Credit Agreement.

THIS REVOLVING CREDIT NOTE is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among the Borrowers, each Person joined thereto as a guarantor from time to time (collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions named therein or which hereafter become a party thereto as lenders (the “Lenders”), and PNC Bank, National Association, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever as further set forth in the Credit Agreement.

This Revolving Credit Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE, AND ALL MATTERS RELATING HERETO OR ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EACH BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS REVOLVING CREDIT NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS REVOLVING CREDIT NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH BORROWER HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY BORROWER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE BORROWERS HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signatures to Follow on Separate Page]

IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note the day and year first written above intending to be legally bound hereby.

AUTOWEB, INC.

By: __________________________
Name:
Title:

Exhibit 2.4
Form of Swing Loan Note

 SWING LOAN NOTE

$[_____________]	[_________ __, 201_]

FOR VALUE RECEIVED, AUTOWEB, INC., a Delaware corporation (“AutoWeb” and together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each individually a “Borrower”), hereby jointly and severally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Holder”), at the Payment Office, the principal sum of [___________________] DOLLARS ($[______________]) or such lesser sum which then represents the aggregate unpaid principal amount of all Swing Loans made or extended to Borrowers by the Holder pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, together with interest on the principal hereunder remaining unpaid from time to time, at the rate or rates from time to time in effect under the Credit Agreement; provided, however, that the entire unpaid principal balance of this Swing Loan Note shall be due and payable in full at the end of the Term, or earlier as provided in the Credit Agreement.

THIS SWING LOAN NOTE is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among the Borrowers, each Person joined thereto as a guarantor from time to time (collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions named therein or which hereafter become a party thereto as lenders (the “Lenders”), and PNC Bank, National Association, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever as further set forth in the Credit Agreement.

This Swing Loan Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain terms and conditions therein specified.

THIS SWING LOAN NOTE, AND ALL MATTERS RELATING HERETO OR ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EACH BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS SWING LOAN NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SWING LOAN NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH BORROWER HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY BORROWER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE BORROWERS HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signatures to Follow on Separate Page]

IN WITNESS WHEREOF, the undersigned have executed this Swing Loan Note the day and year first written above intending to be legally bound hereby.

AUTOWEB, INC.

By: __________________________
Name:
Title:

EXHIBIT 3.10-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Security Agreement, dated as of April 30, 2019 (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among AUTOWEB, INC., a Delaware corporation (“AutoWeb”, and together with each Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), CAR.COM, INC., a Delaware corporation (“Car.com”), AUTOBYTEL, INC., a Delaware corporation (“Autobytel”), AW GUA USA, INC., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party thereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Obligation(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and Agent, and (2) the undersigned shall have at all times furnished the Borrowers and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

 EXHIBIT 3.10-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Security Agreement, dated as of April 30, 2019 (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among AUTOWEB, INC., a Delaware corporation (“AutoWeb”, and together with each Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), CAR.COM, INC., a Delaware corporation (“Car.com”), AUTOBYTEL, INC., a Delaware corporation (“Autobytel”), AW GUA USA, INC., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party thereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT 3.10-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Security Agreement, dated as of April 30, 2019 (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among AUTOWEB, INC., a Delaware corporation (“AutoWeb”, and together with each Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), CAR.COM, INC., a Delaware corporation (“Car.com”), AUTOBYTEL, INC., a Delaware corporation (“Autobytel”), AW GUA USA, INC., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party thereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT 3.10-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Security Agreement, dated as of April 30, 2019 (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among AUTOWEB, INC., a Delaware corporation (“AutoWeb”, and together with each Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), CAR.COM, INC., a Delaware corporation (“Car.com”), AUTOBYTEL, INC., a Delaware corporation (“Autobytel”), AW GUA USA, INC., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party thereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Obligation(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any Other Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and Agent, and (2) the undersigned shall have at all times furnished the Borrowers and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit 8.1(b)
Form of Financial Condition Certificate

FINANCIAL CONDITION CERTIFICATE

April 30, 2019

TO:           PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders described below (in such capacity, together with its successors and assigns, the “Agent”), in connection with that certain Revolving Credit and Security Agreement, dated of even date herewith (as may be supplemented, restated, superseded, amended or replaced from time to time, the “Credit Agreement”), among AUTOWEB, INC., a Delaware (“AutoWeb” together with each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), CAR.COM, INC., a Delaware corporation (“Car.com”), AUTOBYTEL, INC., a Delaware corporation (“Autobytel”), AW GUA USA, INC., a Delaware corporation (“AW GUA USA”, and together with Car.com, Autobytel and each other Person joined thereto as a guarantor from time to time, collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

In connection with the Credit Agreement and the Other Documents, I hereby certify that, effective as of the Closing Date, I am the duly elected, qualified and acting [Chief Financial Officer] of each Loan Party and, in such capacity, I hereby conclude to my knowledge that:

A.           The execution and delivery of the Credit Agreement and the Other Documents and the granting of any security interests or Liens pursuant to the Credit Agreement and the Other Documents by the Loan Parties will not render any Loan Party insolvent. I understand that, in this context, “insolvent” with respect to a Loan Party means that the present fair valuation of such Loan Party’s assets taken as a whole is less than the present fair valuation of its probable liabilities.

B.           The execution and delivery of the Credit Agreement and the Other Documents and the granting of the security interests and Liens by each Loan Party pursuant to the Credit Agreement and the Other Documents will not leave any Loan Party with property which would constitute unreasonably small capital for such Loan Party’s business or the business of the Loan Parties taken as a whole. In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of the business of the Loan Parties as presently conducted, and I have reached my conclusion based on the actual and reasonably anticipated needs for capital of the business anticipated to be conducted by the Loan Parties and consistent with the Projections and other information described herein.

C.           I conclude that the Loan Parties will not, taken as a whole, likely incur debts beyond their ability to pay as such debts mature. This conclusion is based, in part, upon my review of the Projections, which project that the Loan Parties will have positive cash flow after paying all of their scheduled and anticipated Indebtedness as it matures. I have concluded that the realization from the assets of the Loan Parties in the Ordinary Course of Business, taken as a whole, will be sufficient to pay their recurring current debt, short term debt, and long term debt as such debts require.

D.           No Loan Party has executed the Credit Agreement or any of the Other Documents or made any transfer or incurred any obligations thereunder with actual intent to hinder, delay, or defraud either present or future creditors.

I understand that Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with the extensions of credit under the Credit Agreement.

[Signatures to Follow on Separate Page]

I hereby certify, in my capacity as [Chief Financial Officer] of each Loan Party, and not individually, that the foregoing information is true and correct and execute this certificate as of the date first written above.

AUTOWEB, INC.

By: ______________________________
Name:
Title: [______][Chief Financial Officer]

CAR.COM, INC.

By: ______________________________
Name:
Title: [______][Chief Financial Officer]

AUTOBYTEL, INC.

By: ______________________________
Name:
Title: [______][Chief Financial Officer]

AW GUA USA, INC.

By: ______________________________
Name:
Title: [______][Chief Financial Officer]

Exhibit 16.3
Form of Commitment Transfer Supplement

COMMITMENT TRANSFER SUPPLEMENT

This COMMITMENT TRANSFER SUPPLEMENT, dated as of [___________], 201[_] (this “Commitment Transfer Supplement”), by and among __________________ (“Transferor Lender”), ______________ (“Purchasing Lender”), and PNC Bank, National Association, as agent for the Lenders under the Credit Agreement (as defined below) (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of that certain Revolving Credit and Security Agreement, dated as of April 30, 2019 (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among AUTOWEB, INC., a Delaware (“AutoWeb]” together with each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), certain Subsidiaries of AutoWeb and each other Person joined thereto as a guarantor from time to time (collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent.

WHEREAS, Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to Purchasing Lender rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.
All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.
Upon receipt by Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date unless otherwise noted therein, shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.
At or before 12:00 Noon (New York time) on the Transfer Effective Date Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement, and the Note(s). Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note(s) together with all instruments, documents and collateral security pertaining thereto.

4.
Transferor Lender has made arrangements with Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates of payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.           (a)           All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Note(s) shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b)         All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note(s) shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrowers.

6.
Concurrently with the execution and delivery hereof, Transferor Lender will provide to Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.

7.
Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8.
By executing and delivering this Commitment Transfer Supplement, Transferor Lender and Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note(s) or any other instrument or document provided pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Credit Agreement or any of the Other Documents; (iii) Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof; (vi) Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (vii) Purchasing Lender represents and warrants to Transferor Lender, Lenders, each Agent and Borrowers that it (A) has full power, authority and legal right to enter into this Commitment Transfer Supplement and to perform all of its obligations as set forth in the Credit Agreement and the Other Documents, (B) is duly formed and in good standing under the laws of the State of [_______] and (C) is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Credit Agreement and Other Documents or (y) is engaged in trade or business within the United States of America.

9.
By executing and delivering this Commitment Transfer Supplement, Purchasing Lender hereby represents and warrants to Transferor Lender that: (a) no Covered Entity (as hereinafter defined) (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the funds used to purchase the Advances pursuant to this Commitment Transfer Supplement are not derived from any unlawful activity; and (c) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, the laws of the United States, including but not limited to any Anti-Terrorism Laws.  As used herein: (I) the term “Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time, (II) the term “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission, (III) the term “Covered Entity” means Purchasing Lender, its Affiliates and Subsidiaries, all owners of the foregoing, and all brokers or other agents of Purchasing Lender acting in any capacity in connection with the transactions contemplated by this Commitment Transfer Supplement, (IV) the term “Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law, and (V) the term “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law. Purchasing Lender has provided, and has caused each other Covered Entity to provide, to the extent requested by Transferor Lender, any and all certifications and information that Transferor Lender has requested to confirm compliance by Purchasing Lender and each other Covered Entity with Anti-Terrorism Laws including, without limitation: (i) the name, address and taxpayer identification number of Purchasing Lender and of each other Covered Entity; and (ii) such information about Purchasing Lender’s source of funds as Transferor Lender may have requested to insure compliance with all Anti-Terrorism Laws. No sale of the Advances shall be consummated until Purchasing Lender has provided all required information to the satisfaction of Transferor Lender.

10.
Schedule I hereto sets forth the revised Revolving Commitment Percentages of Transferor Lender and the Revolving Commitment Percentages of Purchasing Lender as well as administrative information with respect to Purchasing Lender.

11.
This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York applied to contracts to be performed wholly within the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

[______________________________________]
as Transferor Lender

By:________________________________
Name:
Title:

[______________________________________]
as Purchasing Lender

By: ________________________________
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:________________________________
Name:
Title:

SCHEDULE I
TO
COMMITMENT TRANSFER SUPPLEMENT

REVISED COMMITMENT AMOUNTS OF
TRANSFEROR LENDER AND PURCHASING LENDER

[TRANSFEROR LENDER]	Revised Revolving Commitment Amount Revised Revolving Commitment Percentage	$__________ ___________%

[PURCHASING LENDER]	Revolving Commitment Amount Revolving Commitment Percentage	$___________ ___________%

Addresses for Notices for Purchasing Lender Attention: Telephone: Telecopier:

SCHEDULE II
TO
COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:
, as Transferor Lender

and

, as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit and Security Agreement, dated as of April 30, 2019, by and among AUTOWEB, INC., a Delaware (“AutoWeb”, together with each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), certain Subsidiaries of AutoWeb and each other Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), each of the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and PNC Bank, National Association as agent for the Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement.] Capitalized terms defined in the Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION
  IN REGISTER:

Schedule 1.1
Commitments

Lender	Revolving Commitment Amount	Revolving Commitment Percentage	Total Commitment Amount	Total Commitment Percentage
PNC Bank, National Association	$25,000,000	100%	$25,000,000	100%

Total	$25,000,000	100%	$25,000,000	100%